TBPE REGISTERED ENGINEERING FIRM F-1580FAX (713) 651-0849

1100 LOUISIANA    SUITE 4600HOUSTON, TEXAS 77002-5294TELEPHONE (713) 651-9191

EXHIBIT 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in or incorporation by reference into the 2017 annual report on Form 10-K (the “Annual Report”) of Amplify Energy Corp. of our report dated March 1, 2018, with respect to our audit of estimates of proved reserves and future net revenues to the interests of Amplify Energy Corp. and its subsidiaries, as of December 31, 2017.  We also hereby consent to all references to our firm or such report included in or incorporated by reference into such Annual Report.

/s/ RYDER SCOTT COMPANY, L.P.

RYDER SCOTT COMPANY, L.P.

TBPE Firm Registration No. F-1580

Houston, Texas

March 12, 2018

SUITE  800,  350  7TH  STREET, S.W.CALGARY, ALBERTA T2P 3N9TEL (403) 262-2799FAX (403) 262-2790

621 17TH STREET, SUITE 1550DENVER, COLORADO 80293-1501TEL (303) 623-9147FAX (303) 623-4258